Exhibit 99.1

Saia Reports Record Fourth Quarter Results

JOHNS CREEK, GA – February 8, 2021 – Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today reported fourth quarter 2020 financial results.  Diluted earnings per share in the quarter were $1.51 compared to $0.81 in the fourth quarter of 2019.  Full year diluted earnings per share were $5.20 in 2020 compared to $4.30 in 2019.

Highlights from the fourth quarter and full year operating results were as follows:

Fourth Quarter 2020 Compared to Fourth Quarter 2019 Results

•	Revenue was $476.5 million, a 7.5% increase
•	Operating income was $50.6 million, a 84.6% increase
•	Operating ratio of 89.4 compared to 93.8
•	LTL shipments per workday increased 3.6%
•	LTL tonnage per workday increased 6.0%
•	LTL revenue per hundredweight increased 1.2%
•	LTL revenue per shipment rose 3.5% to $246.88

Full Year 2020 Results Compared to Full Year 2019 Results

•	Revenue was $1.8 billion, a 2.0% increase
•	Operating income was $180.3 million, an 18.2% increase
•	Operating ratio of 90.1 compared to 91.5
•	LTL shipments per workday decreased 0.9%
•	LTL tonnage per workday increased by 0.1%
•	LTL revenue per hundredweight increased 1.6%
•	LTL revenue per shipment rose 2.6% to $240.86

Fourth quarter effective tax rate of 19.8% was lower than the third quarter and full year tax rate, related to executive and director stock compensation.

Saia, Inc. Fourth Quarter 2020 Results

“After the most unique year in our history, I am very pleased at the record results achieved by our team,” stated Saia President and Chief Executive Officer, Frederick Holzgrefe.  “Business trends in December out-performed normal historical trends and we posted 3.5% shipment growth for the month.  Shipments and tonnage increased by 3.6% and 6.0%, respectively, for the quarter,” Holzgrefe added.  “Our full year operating ratio of 90.1% was a record for our company and the fact that it was achieved in such turbulent times is a testament to the commitment, focus and efficiency displayed by our employees throughout the year,” said Holzgrefe.

“Moving into 2021, we continue to focus our efforts on expansion of our network and of course on continuing profitability initiatives,” said Holzgrefe.  “We have one planned terminal opening for the first quarter and are reviewing several other opportunities.  We continue to see inflationary cost pressures in our business, including our January wage increase and we will work on mix and pricing to cover the cost pressures and strive to improve margins in our business.  We are still operating in challenging conditions and the “Covid” operating protocol developed last year, continues.  Despite that, we plan to invest in our business and will support our employees as they work and allow our company to provide essential services to our customers,” concluded Holzgrefe.

Saia Executive Vice President and Chief Financial Officer, Douglas Col stated, “We have long felt that positive pricing action was the best path towards improved profitability and 2020 provides excellent evidence of that path.  Total annual revenue grew 2% with total shipments per workday down almost 1%.  The growth came from a 3.9% increase in yield excluding fuel surcharge, which fueled a 4.9% increase in revenue per bill excluding fuel surcharge, and this largely explained the 140 basis point improvement in our operating ratio versus the prior year,” added Col.

Financial Position and Capital Expenditures

Total debt was $71.0 million at December 31, 2020 and inclusive of the cash on-hand, net debt to total capital was 4.5%.  This compares to total debt of $136.4 million and net debt to total capital of 14.3% at December 31, 2019.

Net capital investments were $218.8 million in 2020.  This compares to $287.2 million in net capital investments in 2019, which included equipment acquired with finance leases.  Six new terminals were opened in 2020, with five of these replacing existing locations.

In 2021, we anticipate net capital expenditures will be approximately $275 million.

Saia, Inc. Fourth Quarter 2020 Results

Conference Call

Management will hold a conference call to discuss quarterly results today at 10:00 a.m. Eastern Time. To participate in the call, please dial 800-437-2398 or 323-289-6576 referencing conference ID #1022163. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the company website at https://www.saia.com/about-us/investor-relations/financial-releases. A replay of the call will be offered two hours after the completion of the call through March 8, 2021 at 1:00 p.m. Eastern Time. The replay will be available by dialing 888-203-1112.

Saia, Inc. (SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services.  With headquarters in Georgia, Saia LTL Freight operates 169 terminals across 44 states.  For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

Cautionary Note Regarding Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, uncertainties and assumptions include, but are not limited to, (1) general economic conditions including downturns in the business cycle; (2) effectiveness of Company-specific performance improvement initiatives, including management of the cost structure to match shifts in customer volume levels; (3) the creditworthiness of our customers and their ability to pay for services; (4) widespread outbreak of an illness or any other communicable disease, including the COVID-19 pandemic, or any other health crisis or business disruptions that may arise from the COVID-19 pandemic in the future; (5) failure to achieve acquisition synergies; (6) failure to operate and grow acquired businesses in a manner that supports the value allocated to these acquired businesses; (7) economic declines in the geographic regions or industries in which our customers operate; (8) competitive initiatives and pricing pressures, including in connection with fuel surcharge; (9) loss of significant customers; (10) the Company’s need for capital and uncertainty of the credit markets; (11) the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); (12) possible issuance of equity which would dilute stock ownership; (13) integration risks; (14) the effect of litigation including class action lawsuits; (15) cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment, technology and other assets; (16) the effect of governmental regulations, including but not limited to Hours of Service, engine emissions, the Compliance, Safety, Accountability (CSA) initiative, the Food and Drug Administration, compliance with legislation requiring companies to evaluate their internal control over financial reporting, Homeland Security, environmental regulations, tax law changes and changes to

Saia, Inc. Fourth Quarter 2020 Results

international trade agreements and tariffs; (17) changes in interpretation of accounting principles; (18) dependence on key employees; (19) inclement weather; (20) labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; (21) terrorism risks; (22) self-insurance claims and other expense volatility; (23) risks arising from international business operations and relationships; (24) recent increases in the severity of auto liability claims against trucking companies and sharply higher costs of settlements and verdicts; (25) cost and availability of insurance coverage including the possibility the Company may be required to pay additional premiums, may be required to assume additional liability under its auto policy or be unable to obtain coverage; (26) increased costs of healthcare and prescription drugs, including as a result of healthcare reform legislation; (27) social media risks; (28) disruption in or failure of the Company’s technology or equipment including services essential to operations of the Company and/or cyber security risk; (29) failure to successfully execute the strategy to expand the Company’s service geography into the Northeastern United States; and (30) other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this press release. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACT:Saia, Inc.

Investor Relations

investors@saia.com

770.232.4088

Saia, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$25,308	$248
Accounts receivable, net	216,899	196,119
Prepaid expenses and other	29,489	36,012
Total current assets	271,696	232,379

PROPERTY AND EQUIPMENT:
Cost	1,901,244	1,739,222
Less: accumulated depreciation	765,217	686,623
Net property and equipment	1,136,027	1,052,599
OPERATING LEASE RIGHT-OF-USE ASSETS	113,715	103,890
OTHER ASSETS	27,336	26,825
Total assets	$1,548,774	$1,415,693

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$89,381	$83,621
Wages and employees' benefits	55,392	49,668
Other current liabilities	90,184	69,532
Current portion of long-term debt	20,588	19,405
Current portion of operating lease liability	20,209	19,020
Total current liabilities	275,754	241,246

OTHER LIABILITIES:
Long-term debt, less current portion	50,388	117,025
Operating lease liability, less current portion	95,321	86,239
Deferred income taxes	119,818	111,555
Claims, insurance and other	46,205	44,402
Total other liabilities	311,732	359,221

STOCKHOLDERS' EQUITY:
Common stock	26	26
Additional paid-in capital	267,666	260,871
Deferred compensation trust	(2,944)	(3,871)
Retained earnings	696,540	558,200
Total stockholders' equity	961,288	815,226
Total liabilities and stockholders' equity	$1,548,774	$1,415,693

Saia, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2020 and 2019
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Years
	2020	2019	2020	2019
OPERATING REVENUE	$476,482	$443,065	$1,822,366	$1,786,735

OPERATING EXPENSES:
Salaries, wages and employees' benefits	248,246	239,708	963,260	947,911
Purchased transportation	44,851	31,565	141,369	129,980
Fuel, operating expenses and supplies	76,327	86,926	299,234	340,056
Operating taxes and licenses	14,094	14,032	56,294	54,397
Claims and insurance	9,109	12,537	49,761	43,073
Depreciation and amortization	34,177	31,877	134,655	119,135
Gain from property disposals, net	(970)	(1,010)	(2,528)	(403)
Total operating expenses	425,834	415,635	1,642,045	1,634,149

OPERATING INCOME	50,648	27,430	180,321	152,586

NONOPERATING EXPENSES (INCOME):
Interest expense	1,007	1,534	5,177	6,688
Other, net	(539)	(260)	(1,134)	(754)
Nonoperating expenses, net	468	1,274	4,043	5,934

INCOME BEFORE INCOME TAXES	50,180	26,156	176,278	146,652
Income tax expense	9,944	4,737	37,938	32,933
NET INCOME	$40,236	$21,419	$138,340	$113,719

Average common shares outstanding - basic	26,203	26,000	26,140	25,952
Average common shares outstanding - diluted	26,653	26,498	26,592	26,435

Basic earnings per share	$1.54	$0.82	$5.29	$4.38
Diluted earnings per share	$1.51	$0.81	$5.20	$4.30

Saia, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the twelve months ended December 31, 2020 and 2019
(Amounts in thousands)
(Unaudited)
	Years
	2020	2019
OPERATING ACTIVITIES:
Net cash provided by operating activities	$309,145	$272,876
Net cash provided by operating activities	309,145	272,876

INVESTING ACTIVITIES:
Acquisition of property and equipment	(231,142)	(287,655)
Proceeds from disposal of property and equipment	12,325	6,624
Net cash used in investing activities	(218,817)	(281,031)

FINANCING ACTIVITIES:
Borrowing (repayment) of revolving credit agreement, net	(45,929)	25,929
Proceeds from stock option exercises	3,786	2,927
Shares withheld for taxes	(3,600)	(3,471)
Other financing activity	(19,525)	(19,176)
Net cash provided by (used in) financing activities	(65,268)	6,209

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25,060	(1,946)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	248	2,194
CASH AND CASH EQUIVALENTS, END OF YEAR	$25,308	$248

NON-CASH ITEMS:
Equipment financed with finance leases	$–	$6,169

Saia, Inc. and Subsidiaries
Financial Information
For the Quarters Ended December 31, 2020 and 2019
(Unaudited)

				Fourth Quarter
	Fourth Quarter		%	Amount/Workday		%
	2020	2019	Change	2020	2019	Change
Workdays				62	62
Operating ratio	89.4%	93.8%
LTL tonnage (1)	1,233	1,164	5.9	19.89	18.77	6.0
LTL shipments (1)	1,859	1,794	3.6	29.98	28.94	3.6
LTL revenue/cwt.	$18.60	$18.38	1.2
LTL revenue/shipment	$246.88	$238.45	3.5
LTL pounds/shipment	1,327	1,297	2.3
LTL length of haul (2)	898	846	6.1

(1) In thousands.

(2) In miles.

Note:

LTL operating statistics exclude transportation and logistics services where pricing is generally not determined by weight.  The LTL operating statistics also exclude the adjustment required for financial statement purposes in accordance with the Company's revenue recognition policy.

Saia, Inc. and Subsidiaries
Financial Information
For the Years Ended December 31, 2020 and 2019
(Unaudited)

				Year Over Year
	Year Over Year		%	Amount/Workday		%
	2020	2019	Change	2020	2019	Change
Workdays				254	253
Operating ratio	90.1%	91.5%
LTL tonnage (1)	4,842	4,820	0.5	19.06	19.05	0.1
LTL shipments (1)	7,371	7,409	(0.5)	29.02	29.28	(0.9)
LTL revenue/cwt.	$18.33	$18.05	1.6
LTL revenue/shipment	$240.86	$234.81	2.6
LTL pounds/shipment	1,314	1,301	1.0
LTL length of haul (2)	879	840	4.6

(1)	In thousands.

(2) In miles.